Exhibit 23.1

CONSENT OF SUMMA ENGINEERING INC.

As independent oil and gas consultants, Summa Engineering Inc. hereby consents to the incorporation by reference of all references to our firm and information from our reserves report dated March 15, 2012, entitled “American Natural Energy Corporation Reserve Report as of December 31, 2011”, included in or made a part of the American Natural Energy Corporation Annual Report on Form 10-K for the year ended December 31, 2011 to be filed with the Securities and Exchange Commission on or about March 30, 2012, and our summary report attached as Exhibit 99.1 to such Annual Report on Form 10-K.

Oklahoma City, Oklahoma	SUMMA ENGINEERING INC.
March 30, 2012
By: /s/ R.L. Hilbun
R.L. Hilbun, P.E.
President